Exhibit 99.1
YOUBET.COM REPORTS FOURTH QUARTER RESULTS
Issues 2007 EPS Guidance of $0.15 — $0.17, Board Authorizes $10 Million Share Repurchase
Fourth Quarter Total Revenue Increased 56% to $32.4 Million Fourth Quarter EPS of ($0.14) Reflects
Non-recurring Items of Approximately $0.11. Full Year Total Revenue Increased 54%,
Year-over-Year Handle Improved 62%
Woodland Hills, CA, March 13, 2007— Youbet.com, Inc. (NASDAQ: UBET), today reported a loss of $5.1 million, or ($0.14) per share, for the three-month period ended December 31, 2006, compared to net income of $1.5 million, or $0.04 per diluted share, for the three-month period ended December 31, 2005, which included a $1.9 million tax benefit, or approximately $0.05 per share. Net revenue for the quarter ended December 31, 2006 rose approximately 41% to $9.2 million from $6.6 million in the previous year period. The 2006 fourth quarter included operating results from United Tote Company (United Tote), which Youbet acquired in February 2006 and which contributed $2.1 million in net revenue for the quarter.
Adjusted earnings per share (EPS) for the quarter ended December 31, 2006 was ($0.03), which excludes approximately $3.9 million in non-recurring expenses, consisting of a $1.1 million arbitration payment to TVG, $0.4 million for TVG related legal fees, $0.9 million for the settlement of certain local tax matters, and other charges of approximately $1.5 million. Management believes that adjusted EPS better reflects the operating results of our ongoing business and provides a better comparison for historical and expected operations.
For the full year, Youbet.com generated net revenue growth of 59% driven by handle growth of 62% and the contribution of $8.6 million in revenue from United Tote. Earnings per share for the full year 2006 was ($0.06) versus fully diluted earnings per share of $0.16 for all of 2005. Full year 2006 net revenue increased to $44.4 million versus $28.0 million in 2005.

Summary of Fourth Quarter Results
For the three months ended December 31,
(in thousands, except per share and percentage figures)

			% change
Total wagers (handle) (1)	$182,174	$112,623	61.8%
Total revenue (2)	$32,358	$20,760	55.9%
Net revenue (3)	$9,228	$6,552	40.8%
Yield (4)	3.8%	5.8%
Net Income (Loss) (5)	($5,136)	$1,477
EPS (5)	($0.14)	$0.04
Summary of Full Year Results
For the full year ended December 31,
(in thousands, except per share and percentage figures)

			% change
Total wagers (handle) (1)	$762,968	$472,437	61.5%
Total revenue (2)	$136,683	$88,837	53.9%
Net revenue (3)	$44,389	$27,977	58.7%
Yield (4)	4.7%	5.9%
Net Income (Loss) (5)	($2,031)	$5,691
EPS (5)	($0.06)	$0.16
1.
Of total handle for the three months ended December 31, 2006, $116.8 million was attributable to Youbet and $65.4 million was attributable to International Racing Group (IRG). Of total handle for the twelve months ended December 31, 2006, $463.7 million was attributable to Youbet and $299.2 million was attributable to IRG.

2.	Total revenue is comprised of commissions from handle, contract revenue, equipment sales and other revenue.
3.
Net revenue is comprised of commissions from handle, contract revenue and equipment sales less track fees, licensing fees, contract costs and equipment costs, each as calculated in accordance with accounting principles generally accepted in the United States (GAAP) and as presented on Youbet’s statements of operations.

4.
Yield is defined as commissions less track and licensing fees, each as calculated in accordance with GAAP, as a percentage of handle. The decline in yield for the three month period ended December 31, 2006 compared to the prior year period is a result of increased handle volume from IRG and a one-time settlement payment to TVG (included in licensing fees). Youbet’s management believes that yield provides useful data to evaluate our operating results and profitability. Yield should not be considered an alternative to operating income or net income as indicators of Youbet’s financial performance, and may not be comparable to similarly titled measures used by other companies.

5.
Net income (loss) and EPS for the three and twelve month periods ended December 31, 2005, include a non-cash income tax benefit of $1.8 million, or $0.05 per dilutive share, as a result of releasing a portion of our reserve against the net deferred tax asset on our balance sheet. EPS for the three and twelve month periods ending December 31, 2006 is calculated using the basic weighted-average shares outstanding.

Highlights for the three-month and twelve-month periods ended December 31, 2006:
•
Year-over-year handle growth for the three-month period ended December 31, 2006 of 62%, reflects handle growth at Youbet of 30% and handle growth at IRG of 190% driven in part from the implementation of Computer Robotic Wagering (CRW) at IRG.

•
Total revenue for the three-month period ended December 31, 2006 improved 56% to $32.4 million driven by the increased handle and $5.8 million contribution from United Tote, which was not included in the previous year period.

•	Net cash provided by operating activities increased 58% to $9.2 million for the twelve-month period ended December 31, 2006.
•
Year-over-year handle growth for the twelve-month period ended December 31, 2006 grew to $762.9 million, a 62% increase over 2005. For the same period, Youbet handle grew to $463.7 million, a 17% increase. IRG contributed almost $300 million in handle, up from $77.2 million for the full year 2005.

Commenting on the results, Youbet’s Chairman and Chief Executive Officer, Charles F. Champion, said,
“Despite serious legal and competitive challenges, we not only protected our core business in 2006, we actually expanded it. Youbet 2006 handle rose 17% with same-track handle up 18%. Total handle, including IRG, was $762.9 million, up 62% over 2005. Net revenue for these two advance deposit wagering units rose 27%; and net revenue for the company, including United Tote, jumped 59%. Our operating costs, adjusted for non-recurring expenses, as a percentage of net revenue dropped for the fourth consecutive year. Additionally, net cash provided by operating activities for the year increased by 58% or approximately $3.4 million.”
In light of the recent decline in the stock price, Mr. Champion also made reference to the support of the Board of Directors, which has authorized a $10 million share repurchase plan, not to exceed two million shares, to be implemented over the next 24 months pending approval from Youbet’s lender.
Mr. Champion went on to say that “The authorization was granted by the board, recognizing that our shares are selling at a price we believe does not reflect the long-term value of the company and highlighting the Board’s confidence in our strategic growth and diversification plans.”
The company is currently seeking an amendment to its credit agreement to permit these share repurchases, and Youbet can make no assurance an amendment will be successfully negotiated with our lender.
Operating expenses (excluding track fees, licensing fees, contract costs, equipment costs and depreciation and amortization) increased approximately 64% to $12.1 million for the quarter ended December 31, 2006 from $7.4 million in the quarter ended December 31, 2005. The year-over-year operating expense increase was primarily driven by $1.5 million of expenses associated with the operation of United Tote that Youbet did not incur last year, as United Tote was acquired in 2006, $0.4 million related to legal fees associated with Youbet’s defense of the arbitration proceeding initiated by TVG, $0.9 million related to the settlement of certain local tax matters to the city of Los Angeles for the years 2003, 2004 and 2005; $0.4 million payment to the IRS for late filing of W2Gs covering the period of 2003, 2004, and 2005; $0.2 million of expenses associated with the operations of Bruen Productions that Youbet did not incur last year; $0.3 million in variable expenses related to increased handle volume; $0.4 million in expenses related to marketing programs, and other additional charges of $0.4 million for Monitor and Sarbanes-Oxley consulting fees.

For the three-month period ended December 31, 2006, Youbet recorded $3.6 million in contract costs associated with United Tote’s contract revenues that Youbet did not incur last year. Network operations expense decreased approximately $31 thousand year-over-year, to $1.3 million, primarily due to IRG totalizator fees that were shifted to United Tote. This decrease was partially offset by increased totalizator fees related to increased wager volume for Youbet.
Research and development expenses were approximately $0.7 million in the fourth quarter of 2006, compared to approximately $0.3 million in the fourth quarter of 2005. The increase was due to research and development expense at United Tote that Youbet did not incur last year.
Sales and marketing expenses in the fourth quarter of 2006 were approximately $2.5 million, or 7.8% of revenue, compared to $1.6 million, or 7.9% of revenue, in the comparable prior year period. The increase was due to $0.2 million of United Tote expenses that Youbet did not incur last year, as well as higher sales and marketing expenses related to costs associated with increased advertising as well as new marketing programs.
General and administrative expenses increased approximately $3.6 million to $7.6 million in the fourth quarter of 2006 from $4.0 million in the fourth quarter of 2005. The increase was due to several factors including legal, consulting and share-based compensation expenses as well as expenses associated with United Tote that Youbet did not incur last year. Higher Sarbanes-Oxley compliance costs, audit fees and an increase in salaries also contributed to the increase. General and administrative expenses in the fourth quarter of 2006 were 23.5% of total revenue, compared to 19.3% in the fourth quarter of 2005.
Depreciation and amortization increased $1.2 million in the fourth quarter of 2006 to $1.7 million from $0.5 million in the fourth quarter of 2005. The increase primarily reflects $1.1 million in United Tote depreciation and amortization expense, the majority of which was depreciation of United Tote’s fixed assets. Youbet also incurred interest expense of $0.7 million in the fourth quarter of 2006 primarily related to the unsecured promissory notes issued in connection with the acquisition of United Tote and to Youbet’s bank credit facility.
As of December 31, 2006, Youbet had cash and cash equivalents of $21.1 million and total assets of $105.6 million.
2007 Outlook and Guidance
•	Total projected handle is expected to grow between 12% and 14% over 2006 levels.
•	We estimate fully diluted shares outstanding of approximately 44 million.
•	We expect full year earnings to be between $0.15 and $0.17 per share.
The above anticipated operating results are based on assumptions that management believes are reasonable, but projections of this type are inherently subject to economic and industry uncertainties and contingencies, all of which are difficult to predict and many of which are beyond Youbet’s control. See “Forward Looking Statements” below.

Youbet.com, Inc. is hosting a conference call and webcast at 5:00 p.m. EST today, Tuesday, March 13, 2007. The conference call number is 800/811-8845. To access the live call on the Internet, log on to www.youbet.com (select “About Youbet.com”). Following its completion, a replay of the call can be accessed for thirty days at the above link.
Youbet.com is a diversified provider of technology and pari-mutuel horse racing content for consumers through Internet and telephone platforms and is a leading supplier of totalizator systems, terminals and other pari-mutuel wagering services and systems to the pari-mutuel industry through its United Tote subsidiary. Youbet.com’s International Racing Group subsidiary is the only pari-mutuel rebate provider to be licensed by a U.S. racing regulatory jurisdiction.
Youbet.com’s website offers members the ability to watch and, in most states, wager on the widest variety of horse racing content available worldwide. Through this platform, Youbet offers members commingled track pools, live audio/video, up-to-the-minute track information, real-time wagering information, phone wagering, race replays, simultaneous multi-race viewing and value-added handicapping products. Youbet.com’s Players TrustSM revolutionized advanced deposit wagering by placing player deposits in the custody of a major U.S. financial institution.
About Youbet.com, Inc.
Youbet.com is a diversified provider of technology and pari-mutuel horse racing content for consumers through Internet and telephone platforms and is a leading supplier of totalizator systems, terminals and other pari-mutuel wagering services and systems to the pari-mutuel industry through its United Tote subsidiary. Youbet.com’s International Racing Group subsidiary is the only pari-mutuel rebate provider to be licensed by a U.S. racing regulatory jurisdiction.
Youbet.com’s website offers members the ability to watch and, in most states, wager on the widest variety of horse racing content available worldwide. Through this platform, Youbet offers members commingled track pools, live audio/video, up-to-the-minute track information, real-time wagering information, phone wagering, race replays, simultaneous multi-race viewing and value-added handicapping products. Youbet.com’s Players Trust(SM) revolutionized advanced deposit wagering by placing player deposits in the custody of a major U.S. financial institution.
The Youbet Advantage™ Player Rewards Program is the only player incentive program of its kind in the U.S. pari-mutuel market; and Youbet’s play-for-points racing education website — www.Youbet.net - is helping to attract new fans to racing. Youbet.com is the exclusive provider of horse racing content for CBS SportsLine.com. More information on the company can be found at www.youbet.com.

Forward Looking Statements
This press release contains certain forward-looking statements. Statements containing expressions such as “may,” “will,” “project,” “might,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “potential,” “continue,” or “pursue,” or the negative or other variations thereof or comparable terminology used in Youbet’s press releases and in its reports filed with the Securities and Exchange Commission are intended to identify forward-looking statements. These forward-looking statements, which are included in accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, may involve known and unknown risks, uncertainties and other factors that may cause Youbet’s actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this press release. Although Youbet believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that actual results will not differ materially from these expectations. These risks, uncertainties and other factors are discussed in Youbet’s Form 10-K for the year ended December 31, 2005, as updated in Youbet’s Forms 10-Q for the quarter ended September 30, 2006, and in Youbet’s other filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this press release. Youbet does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

CONTACT:	Youbet.com, Inc. Gary Sproule, CFO, 818-668-2100 or Beacon Advisors Hud Englehart (Media), 312-222-5801 or Integrated Corporate Relations William Schmitt (Investors), 203-682-8200

Youbet.com, Inc. and Subsidiaries
Consolidated Balance Sheet *
As of December 31, 2006 and December 31, 2005

	2006	2005
ASSETS
Current assets
Cash and cash equivalents	$21,051,390	$16,685,787
Current portion of restricted cash	4,861,810	5,185,115
Accounts receivable, net of allowance for doubtful collection of $1,812,861 and $346,000	13,286,896	2,531,920
Current portion of notes receivable	207,128
Inventories, net of reserve of $521,101	2,587,581
Prepaid expenses	864,616	1,290,849
Current portion of deferred tax asset	2,367,000	4,088,000

	45,226,421	29,781,671
Property and equipment, net of accumulated depreciation and amortization of $13,787,804 and $8,675,956	30,110,030	4,418,872
Restricted cash, net of current portion	273,604	381,962
Notes receivable, net of current portion, net of allowance of $76,423	207,877
Intangibles and other	14,544,420	5,025,339
Goodwill	15,242,659
Deferred tax asset, net of current portion		1,221,000

	$105,605,011	$40,828,844

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current portion of long-term debt	$8,310,920	$620,000
Trade payables	13,758,317	7,926,972
Accrued expenses	9,489,497	3,193,625
Customer deposits	8,440,797	5,905,099
Deferred revenues	207,312	121,027

	40,206,843	17,766,723
Long-term debt, net of current portion	12,054,050	177,655
Deferred tax liability	570,000

	52,830,893	17,944,378

Stockholders’ equity
Preferred stock, $0.001 par value, authorized 1,000,000 shares, none outstanding
Common stock, $0.001 par value, authorized 100,000,000 shares, 42,118,446 and 33,451,809 shares issued and outstanding	42,119	33,452
Additional paid-in-capital	137,596,940	105,715,395
Accumulated other comprehensive loss	(10,476)
Deficit	(83,554,976)	(81,524,009)
Less treasury stock (443,062 shares and 457,015 shares at cost)	(1,299,489)	(1,340,372)

	52,774,118	22,884,466

	$105,605,011	$40,828,844

 * Disclosures necessary to conform to GAAP and SEC Regulation S-X have been omitted.

Youbet.com, Inc. and Subsidiaries
Consolidated Statements of Operations *
Years Ended December 31, 2006, 2005 and 2004

	2006	2005	2004
Revenues
Commissions	$109,899,582	$85,555,193	$62,791,496
Contract revenues	21,851,098
Equipment sales	1,295,358
Other	3,636,571	3,281,730	2,457,618

	136,682,609	88,836,923	65,249,114

Operating expenses
Track fees	52,396,984	38,037,555	26,199,688
Licensing, TVG	21,967,045	19,540,777	14,424,438
Network operations	5,348,009	4,909,670	3,292,591
Contract costs	13,619,851
Equipment costs	673,633
Research and development	3,210,812	1,579,158	1,510,969
Sales and marketing	9,462,864	6,359,216	3,535,270
General and administrative	23,791,131	13,734,634	12,763,902
Depreciation and amortization	6,823,298	1,590,615	2,286,408

	137,293,627	85,751,625	64,013,266

Income (loss) from operations	(611,018)	3,085,298	1,235,848

Other income (expense)
Interest income	547,406	581,286	154,446
Interest expense	(1,956,668)	(81,376)	(15,373)
Other	723,390	252,110	6,413

	(685,872)	752,020	145,486

Income (loss) before income tax benefit	(1,296,890)	3,837,318	1,381,334
Income tax (benefit)	734,077	(1,853,935)	(3,250,000)

Net income (loss)	$(2,030,967)	$5,691,253	$4,631,334

Basic income (loss) per share	$(0.06)	$0.18	$0.16
Diluted income (loss) per share	$(0.06)	$0.16	$0.14
Weighted average shares outstanding
Basic	35,141,027	32,078,957	29,458,838
Diluted	35,141,027	34,643,677	33,381,238
 * Disclosures necessary to conform to GAAP and SEC Regulation S-X have been omitted.